Exhibit 16.1

January 21, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for PetroAlgae, Inc. (the “Company”).

We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated December 9, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP

Certified Public Accountants